Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations
804.289.9709

Brink’s Reports Fourth-Quarter, Full-Year Results

Fourth-Quarter Non-GAAP EPS $.55 vs $.58: GAAP ($.07) vs ($.52)
Full-year 2015 Non-GAAP EPS up 67%; up 131% on Constant Currency Basis
2016 Non-GAAP EPS Guidance of $2.00 - $2.20 Affirmed

RICHMOND, Va., February 4, 2016 - The Brink’s Company (NYSE: BCO), a global leader in security-related services, today reported fourth-quarter earnings.

Fourth-Quarter Highlights
GAAP:

•	EPS ($.07) vs ($.52); revenue down 13% (11% organic growth); operating profit $33 million vs $(24) million
Non-GAAP:

•	EPS $.55 vs $.58; revenue down 14% (0% organic growth); operating margin 6.6% vs 6.9%

•	Currency translation reduced revenue by $117 million, operating profit by $16 million, EPS by $.20

•	Operating profit down 17% (10% organic growth); organic growth in Argentina, Brazil, Mexico and Asia offset by declines in U.S. and EMEA and currency

•	Corporate expense down $5 million; lower tax rate and interest expense

Full-Year Highlights

GAAP

•	EPS ($.19) vs ($1.12); revenue down 14% (11% organic growth); operating profit $57 million vs $(28) million
Non-GAAP:

•	EPS $1.69 vs $1.01; revenue down 11% (3% organic growth); operating margin 5.3% vs 3.7%

•	Currency translation reduced revenue by $467 million, operating profit by $50 million, EPS by $.64

•	Operating profit up 26% (66% organic growth); strong organic growth in Argentina, Mexico and Asia offsets declines in U.S. and EMEA and currency

•	Corporate expense down $31 million; lower tax rate and interest expense

Tom Schievelbein, chairman, president and chief executive officer, said: “Fourth-quarter non-GAAP earnings came in well ahead of the guidance we provided in October and capped a year of strong profit growth. Results for the quarter were driven primarily by organic profit growth in Argentina, Brazil, Mexico and Asia, combined with reduced corporate expenses and a substantially lower tax rate. These factors were offset by profit declines in the U.S. and Europe and persistent currency headwinds. On a constant currency basis, fourth-quarter non-GAAP EPS rose 29% over a very strong year-ago quarter, and full-year non-GAAP EPS more than doubled.

“Despite continuing challenges in the U.S., our 2015 results reflect significant progress in our turnaround efforts in Mexico and disciplined execution in our cost reduction efforts. In 2016, we expect substantial profit growth in the U.S., continued improvement in Mexico, and ongoing cost reductions to help us achieve non-GAAP earnings in the $2.00 to $2.20 per share range on revenue of approximately $ 2.8 billion.”

Summary of Fourth-Quarter and Full-Year Results(a)

	Fourth Quarter			Full Year
(In millions, except for per share amounts)	2015	2014	% Change	2015	2014	% Change

GAAP
Revenues	$766	881	(13)	$3,061	3,562	(14)
Operating profit (loss)	33	(24)	fav	57	(28)	fav
Income (loss) from continuing operations(b)	(3)	(26)	(87)	(9)	(55)	(83)
Diluted EPS from continuing operations(b)	(0.07)	(0.52)	(87)	(0.19)	(1.12)	(83)

Non-GAAP
Non-GAAP revenues	$733	848	(14)	$2,977	3,351	(11)
Non-GAAP operating profit	49	59	(17)	157	124	26
Non-GAAP income from continuing operations(b)	27	28	(3)	84	49	70
Non-GAAP diluted EPS from continuing operations(b)	0.55	0.58	(5)	1.69	1.01	67

Summary Reconciliation of Fourth Quarter and Full Year GAAP to Non-GAAP EPS(a)

	Fourth Quarter		Full Year
	2015	2014	2015	2014
GAAP EPS	$(0.07)	$(0.52)	$(0.19)	$(1.12)
Venezuela operations(c)	(0.11)	0.01	0.64	1.28
Reorganization and Restructuring costs(d)	0.18	0.31	0.23	0.31
U.S. and Mexican retirement plans	0.10	0.80	0.41	1.03
Acquisitions and dispositions	0.13	—	0.12	(0.54)
Share-based compensation adjustment	—	—	—	0.04
U.S. tax on accelerated U.S. income (e)	0.47	—	0.47	—
Income tax rate adjustment(f)	(0.15)	(0.01)	—	—
Non-GAAP EPS	$0.55	$0.58	$1.69	$1.01
Amounts may not add due to rounding.

(a)	Non-GAAP results are reconciled to the applicable GAAP results on pages 15-16.

(b)	Amounts reported are attributable to shareholders of The Brink’s Company and exclude earnings related to noncontrolling interests.

(c)
Given the inability to repatriate cash, hyperinflation, fixed exchange rate policy, continued currency devaluations, and the difficulty raising prices and controlling costs, beginning in the first quarter 2015, our non-GAAP results exclude Venezuela operations. Management believes excluding Venezuela enables investors to more effectively evaluate the company’s performance between periods. In the second quarter of 2015, Brink’s elected to evaluate and pursue strategic options for the Venezuela business. As a result, we performed an impairment analysis and wrote down the book value of Venezuela property, plant and equipment to our best estimate of current fair value.

(d)
Brink’s reorganized and restructured its business in December 2014 and recognized severance costs of $21.8 million associated with these actions in 2014. Additional charges of $1.9 million were recognized in 2015. Brink's initiated an additional restructuring in the third quarter of 2015 and recognized $11.6 million in costs in the second half of 2015. Brink's recognized $1.8 million in costs in the fourth quarter of 2015 related to executive leadership and Board of Directors restructuring actions, which were announced in January 2016. See page 13 for more details.

(e)	The non-GAAP tax rate excludes the U.S. tax on a transaction that accelerated U.S. taxable income because it will be offset by foreign tax benefits in future years.

(f)
The effective income tax rate in the interim period is adjusted to be equal to the estimated full-year non-GAAP effective income tax rate. The full-year non-GAAP effective tax rate was 37.0% for 2015 and 45.7% for 2014.

The Brink’s Company and subsidiaries
(In millions) (Unaudited)

Fourth-Quarter 2015 vs. 2014

		Organic	Acquisitions /			% Change
	4Q'14	Change	Dispositions(a)	Currency(b)	4Q'15	Total	Organic
Revenues:
U.S.	$190	(10)	—	—	180	(5)	(5)
France	123	—	—	(15)	108	(12)	—
Mexico	95	4	—	(17)	82	(14)	4
Brazil	90	9	—	(34)	65	(28)	10
Canada	44	—	—	(7)	37	(15)	—
Largest 5 Markets	542	3	—	(73)	472	(13)	—
Latin America	102	15	—	(20)	96	(5)	15
EMEA	143	(23)	—	(15)	105	(26)	(16)
Asia	37	4	2	(2)	40	11	11
Global Markets	281	(4)	2	(37)	242	(14)	(1)
Payment Services	25	2	—	(8)	19	(23)	8
Revenues - non-GAAP	848	—	2	(117)	733	(14)	—

Other items not allocated to segments(d)	33	97	—	(97)	33	(2)	fav
Revenues - GAAP	$881	97	2	(214)	766	(13)	11

Operating profit:
U.S.	$12	(13)	—	—	(1)	unfav	unfav
France	11	—	—	(1)	10	(9)	4
Mexico	7	3	—	(2)	8	17	38
Brazil	14	4	—	(6)	12	(17)	24
Canada	4	(1)	—	(1)	3	(27)	(12)
Largest 5 Markets	49	(7)	—	(9)	33	(33)	(14)
Latin America	18	11	—	(6)	23	26	59
EMEA	16	(6)	—	(1)	9	(43)	(37)
Asia	7	3	1	—	9	39	38
Global Markets	41	7	1	(7)	41	1	18
Payment Services	(2)	—	—	—	(2)	—	15
Corporate items(c)	(29)	5	—	—	(23)	(19)	(19)
Operating profit - non-GAAP	59	6	1	(16)	49	(17)	10

Other items not allocated to segments(d)	(82)	110	(6)	(37)	(16)	(81)	fav
Operating profit (loss) - GAAP	$(24)	116	(6)	(53)	33	fav	fav

Amounts may not add due to rounding.

(a)
Includes operating results and gains/losses on acquisitions, sales and exits of businesses. The 2014 divestiture of an equity interest in a business in Peru is included in “Other items not allocated to segments”.

(b)
The amounts in the “Currency” column consist of the amortization of Venezuela non-monetary assets not devalued under highly inflationary accounting rules and the sum of monthly currency changes. Monthly currency changes represent the accumulation throughout the year of the impact on current period results of changes in foreign currency rates from the prior year period.

(c)	Corporate expenses are not allocated to segment results. Corporate expenses include salaries and other costs to manage the global business and to perform activities required by public companies.

(d)	See pages 13 and 14 for more information.

The Brink’s Company and subsidiaries
(In millions) (Unaudited)

Full-Year 2015 vs. 2014

		Organic	Acquisitions /			% Change
	YTD '14	Change	Dispositions(a)	Currency(b)	YTD '15	Total	Organic
Revenues:
U.S.	$728	3	—	—	730	—	—
France	517	—	—	(86)	432	(17)	—
Mexico	388	9	—	(64)	333	(14)	2
Brazil	364	18	—	(111)	270	(26)	5
Canada	180	(2)	—	(24)	154	(14)	(1)
Largest 5 Markets	2,177	27	—	(285)	1,919	(12)	1
Latin America	381	58	—	(69)	370	(3)	15
EMEA	556	(38)	—	(74)	445	(20)	(7)
Asia	140	18	9	(10)	157	13	13
Global Markets	1,077	39	9	(153)	972	(10)	4
Payment Services	97	19	—	(30)	86	(11)	20
Revenues - non-GAAP	3,351	85	9	(467)	2,977	(11)	3

Other items not allocated to segments(d)	212	297	—	(424)	85	(60)	fav
Revenues - GAAP	$3,562	381	9	(891)	3,061	(14)	11

Operating profit:
U.S.	$23	(8)	—	—	15	(34)	(34)
France	39	2	—	(7)	35	(12)	5
Mexico	10	19	—	(5)	24	fav	fav
Brazil	34	—	—	(11)	24	(30)	—
Canada	13	—	—	(2)	11	(16)	(2)
Largest 5 Markets	119	13	—	(23)	109	(9)	11
Latin America	50	39	—	(13)	76	51	76
EMEA	53	(14)	—	(3)	36	(32)	(26)
Asia	23	6	1	(1)	29	24	26
Global Markets	126	31	1	(17)	141	12	25
Payment Services	(5)	(1)	—	(1)	(7)	47	29
Corporate items(c)	(116)	39	—	(9)	(85)	(26)	(34)
Operating profit - non-GAAP	124	82	1	(50)	157	26	66

Other items not allocated to segments(d)	(152)	53	(55)	54	(100)	(34)	(35)
Operating profit (loss) - GAAP	$(28)	135	(54)	3	57	fav	fav

Amounts may not add due to rounding.

See page 4 for footnote explanations.

Corporate Expenses
Fourth-quarter corporate expenses totaled $23 million, down from $29 million last year due to ongoing cost reduction efforts. Full-year corporate expenses totaled $85 million, down from $116 million in 2014. Corporate expenses include regional management costs, currency transaction gains and losses, costs related to global programs and initiatives, and costs to perform activities required by public companies.

Capital Expenditures and Capital Leases
Full-year capital expenditures and capital lease additions were $120 million compared to $148 million in 2014. In 2016, these expenditures are expected to total $120 million to $130 million.

Income Taxes
On a non-GAAP basis, the 2015 full-year income tax rate was 37%, down from 46% in 2014 due primarily to the recognition of foreign tax credits after completing a transaction that accelerated U.S. taxable income into 2015, and higher pre-tax earnings.  The non-GAAP tax rate excludes the U.S. tax on the accelerated U.S. taxable income because it will be offset by foreign tax benefits in future years.

On a GAAP basis, 2015 tax expense was $67 million (effective rate of 162%) due primarily to significant non-deductible re-measurement and impairment charges in Venezuela and to a transaction that accelerated U.S. taxable income into 2015.  The increased tax on the accelerated U.S. taxable income is expected to be offset by foreign tax benefits in future years.  The 2014 GAAP effective rate of negative 75% on a pre-tax loss resulted primarily from the significant non-deductible re-measurement write-down in Venezuela.

Conference Call
Brink’s will host a conference call on February 4 at 11:00 a.m. Eastern Time to review fourth-quarter results.  Interested parties can listen by calling 888-349-0094 (in the U.S.) or 412-902-0124 (international) Participants should call in at least five minutes prior to the start of the call. Participants can pre-register at http://dpregister.com/10078668 to receive a direct dial-in number for the call. The call also will be accessible via live webcast at www.Brinks.com. A replay of the call will be available through March 4, 2016, at 877-344-7529 (in the U.S.) or (412) 317-0088 (international). The conference number is 10078661. A webcast replay will also be available at www.Brinks.com.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements

This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in these materials includes, but is not limited to: 2016 non-GAAP outlook, including revenue, operating profit, earnings per share, tax rate margin rate (including outlook for the U.S., and Mexico businesses); and expected cost savings from reorganization and restructuring initiatives. Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability in our largest five markets; our ability to identify and execute further cost and operational improvements and efficiencies in our core businesses; continuing market volatility and commodity price fluctuations and their impact on the demand for our services; our ability to maintain or improve volumes at favorable pricing levels and increase cost and productivity efficiencies, particularly in the United States and Mexico; investments in information technology and adjacent businesses and their impact on revenue and profit growth; our ability to develop and implement solutions for our customers and gain market acceptance of those solutions; our ability to maintain an effective IT infrastructure and safeguard confidential information; risks customarily associated with operating in foreign countries including changing labor and economic conditions, currency restrictions and devaluations, safety and security issues, political instability, restrictions on and cost of repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; the stability of the Venezuelan economy, changes in Venezuelan policy regarding foreign-owned businesses; regulatory and labor issues in many of our global operations, including negotiations with organized labor and the possibility of work stoppages; our ability to integrate successfully recently acquired companies and improve their operating profit margins; costs related to dispositions and market exits; our ability to identify evaluate and pursue acquisitions and other strategic opportunities, including those in the home security industry and emerging markets; the willingness of our customers to absorb fuel surcharges and other future price increases; our ability to obtain necessary information technology and other services at favorable pricing levels from third party service providers; variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer; our ability to obtain appropriate insurance coverage, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, our loss experience and changes in insurance costs; security threats worldwide and losses of customer valuables; costs associated with the purchase and implementation of cash processing and security equipment; employee and environmental liabilities in connection with our former coal operations, including black lung claims incidence; the impact of the Patient Protection and Affordable Care Act on UMWA and black lung liability and the Company's ongoing operations; changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, interest rates and annual actuarial revaluations, the funding requirements, accounting treatment, investment performance and costs and expenses of our pension plans, the VEBA and other employee benefits, mandatory or voluntary pension plan contributions; the nature of our hedging relationships; counterparty risk; changes in estimates and assumptions underlying our critical accounting policies; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of the Company's business and reputation; access to the capital and credit markets; seasonality, pricing and other competitive industry factors; and the promulgation and adoption of new accounting standards and interpretations, new government regulations and interpretation of existing regulations.

This list of risks, uncertainties and contingencies is not intended to be exhaustive. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2014, and in our other public filings with the Securities and Exchange Commission. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

The Brink’s Company and subsidiaries
Outlook Summary (Unaudited)
(In millions except as noted)

	2015 GAAP	2015 Non-GAAP(a)	2016 Non-GAAP Outlook(c)	% Change
Revenues(a)	$3,061	2,977	2,850
Operating profit(a)	57	157	190 – 210
Nonoperating expense	(16)	(15)	(16)
Provision for income taxes(a)	(67)	(52)	(68) – (76)
Noncontrolling interests(a)	16	(5)	(5) – (7)
Income (loss) from continuing operations(a)(b)	(9)	84	101 – 111
EPS from continuing operations(a)(b)	$(0.19)	1.69	2.00 – 2.20

Key Metrics
Revenues Change
Organic			150	5%
Currency			(277)	(9)%
Total			(127)	(4)%

Operating profit margin	1.8%	5.3%	6.7% – 7.4%

Effective income tax rate(a)	161.8%	37.0%	39.0%

Fixed assets acquired
Capital expenditures(d)	$101	97	100 – 110
Capital leases(e)	19	19	20
Total	$120	116	120 – 130

Depreciation and amortization of fixed assets(d)	$136	132	120 – 130

Amounts may not add due to rounding

Outlook for 2016

•	U.S. operating profit margin of 4% - 5%

•	Mexico operating profit margin of ~10%

(a)	See pages 15 and 16 for reconciliation to GAAP.

(b)	Attributable to Brink’s.

(c)
The annual consolidated non-GAAP outlook amounts for 2016 are not reconciled to GAAP because we are unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable effort.

(d)
2015 non-GAAP amounts exclude Venezuela capital expenditures of $4.3 million and Venezuela depreciation and amortization of fixed assets of $3.9 million. Depreciation and amortization of fixed assets does not include intangible asset amortization.

(e)	Includes capital leases for newly acquired assets only.

The Brink’s Company and subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except for per share amounts)

	Fourth Quarter		Full Year
	2015	2014	2015	2014

Revenues	$765.8	881.2	$3,061.4	3,562.3

Costs and expenses:
Cost of revenues	605.2	743.0	2,471.6	2,948.2
Selling, general and administrative expenses	120.4	158.7	463.8	560.6
Total costs and expenses	725.6	901.7	2,935.4	3,508.8
Other operating expense	(7.2)	(3.2)	(69.4)	(81.0)

Operating profit (loss)	33.0	(23.7)	56.6	(27.5)

Interest expense	(4.5)	(5.1)	(18.9)	(23.4)
Interest and other income	1.7	0.9	3.4	1.9
Income (loss) from continuing operations before tax	30.2	(27.9)	41.1	(49.0)
Provision (benefit) for income taxes	29.3	(2.9)	66.5	36.7

Income (loss) from continuing operations	0.9	(25.0)	(25.4)	(85.7)

Loss from discontinued operations, net of tax	(0.4)	(21.7)	(2.8)	(29.1)

Net income (loss)	0.5	(46.7)	(28.2)	(114.8)
Less net income (loss) attributable to noncontrolling interests	4.1	0.5	(16.3)	(30.9)

Net loss attributable to Brink’s	$(3.6)	(47.2)	$(11.9)	(83.9)

Amounts attributable to Brink’s:
Continuing operations	(3.2)	(25.5)	(9.1)	(54.8)
Discontinued operations	(0.4)	(21.7)	(2.8)	(29.1)

Net loss attributable to Brink’s	$(3.6)	(47.2)	$(11.9)	(83.9)

Loss per share attributable to Brink’s common shareholders(a):
Basic:
Continuing operations	$(0.07)	(0.52)	$(0.19)	(1.12)
Discontinued operations	(0.01)	(0.44)	(0.06)	(0.59)
Net loss	$(0.07)	(0.96)	$(0.24)	(1.71)

Diluted:
Continuing operations	$(0.07)	(0.52)	$(0.19)	(1.12)
Discontinued operations	(0.01)	(0.44)	(0.06)	(0.59)
Net loss	$(0.07)	(0.96)	$(0.24)	(1.71)

Weighted-average shares
Basic	49.4	49.1	49.3	49.0
Diluted	49.4	49.1	49.3	49.0

(a)	Earnings per share may not add due to rounding.

The Brink’s Company and subsidiaries
Supplemental Financial Information (Unaudited)
(In millions)

Selected Cash Flow Information

	Full Year
	2015	2014

Property and equipment acquired during the year
Capital expenditures(a)
Largest 5 Markets	$59.3	$83.4
Global Markets	28.8	30.0
Payment Services	1.7	0.8
Corporate items	7.0	16.5
Capital expenditures - non-GAAP	96.8	130.7
Venezuela	4.3	5.4
Capital expenditures - GAAP	101.1	136.1

Capital Leases(b)
Largest 5 Markets	18.8	10.6
Global Markets	—	0.3
Payment Services	0.1	1.2
Corporate items	—	—
Capital leases - GAAP and non-GAAP	18.9	12.1

Total
Largest 5 Markets	78.1	94.0
Global Markets	28.8	30.3
Payment Services	1.8	2.0
Corporate items	7.0	16.5
Total - non-GAAP	115.7	142.8
Venezuela	4.3	5.4
Total - GAAP	$120.0	$148.2

Depreciation and amortization(a)
Largest 5 Markets	$94.6	$107.7
Global Markets	27.2	31.3
Payment Services	2.9	3.7
Corporate items	11.3	9.7
Depreciation and amortization - non-GAAP	136.0	152.4
Venezuela	3.9	9.5
Depreciation and amortization - GAAP	$139.9	$161.9

(a)	Capital expenditures as well as depreciation and amortization related to Venezuela have been excluded from Global Markets.

(b)
Represents the amount of property and equipment acquired using capital leases. Because these assets are acquired without using cash, the acquisitions are not reflected in the consolidated cash flow statement. Amounts are provided here to assist in the comparison of assets acquired in the current year versus prior years.

The Brink’s Company and subsidiaries
Segment Results: 2014 and 2015 (Unaudited)
(In millions, except for percentages)

	Revenues
	2014					2015
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year
Revenues:
U.S.	$175.8	180.3	181.6	190.1	727.8	$183.6	184.1	182.6	180.1	730.4
France	128.8	133.1	132.7	122.8	517.4	105.7	107.4	110.8	107.6	431.5
Mexico	100.2	98.1	95.1	94.8	388.2	85.7	85.1	80.4	81.8	333.0
Brazil	86.4	91.5	95.8	90.4	364.1	73.8	67.7	63.6	65.3	270.4
Canada	44.4	45.3	46.0	44.0	179.7	38.8	39.6	37.9	37.4	153.7
Largest 5 Markets	535.6	548.3	551.2	542.1	2,177.2	487.6	483.9	475.3	472.2	1,919.0
Latin America	90.6	93.1	95.4	101.5	380.6	90.8	91.2	91.7	96.2	369.9
EMEA	136.9	137.5	139.1	142.8	556.3	115.7	112.3	111.5	105.2	444.7
Asia	33.0	34.0	36.3	36.5	139.8	38.7	38.6	39.7	40.4	157.4
Global Markets	260.5	264.6	270.8	280.8	1,076.7	245.2	242.1	242.9	241.8	972.0
Payment Services	22.2	23.8	25.4	25.2	96.6	22.8	22.1	21.7	19.3	85.9
Revenue - non-GAAP	818.3	836.7	847.4	848.1	3,350.5	755.6	748.1	739.9	733.3	2,976.9

Other items not allocated to segments(a)	131.3	22.3	25.1	33.1	211.8	20.5	12.2	19.3	32.5	84.5
Revenues - GAAP	$949.6	859.0	872.5	881.2	3,562.3	$776.1	760.3	759.2	765.8	3,061.4

	Operating Profit
	2014					2015
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year
Operating profit:
U.S.	$1.3	5.9	3.9	11.7	22.8	$8.3	6.4	1.4	(1.0)	15.1
France	6.6	4.9	16.7	11.2	39.4	4.1	6.7	13.7	10.2	34.7
Mexico	3.7	(0.9)	(0.4)	7.2	9.6	7.9	4.5	3.4	8.4	24.2
Brazil	9.7	5.4	4.8	14.3	34.2	6.1	2.1	3.7	11.9	23.8
Canada	2.3	2.4	4.0	4.1	12.8	1.7	2.4	3.6	3.0	10.7
Largest 5 Markets	23.6	17.7	29.0	48.5	118.8	28.1	22.1	25.8	32.5	108.5
Latin America	10.1	11.4	10.7	18.2	50.4	16.5	19.2	17.6	23.0	76.3
EMEA	9.2	12.0	15.5	15.8	52.5	8.2	9.1	9.4	9.0	35.7
Asia	5.2	5.1	6.2	6.6	23.1	6.5	5.9	7.1	9.2	28.7
Global Markets	24.5	28.5	32.4	40.6	126.0	31.2	34.2	34.1	41.2	140.7
Payment Services	0.8	(1.3)	(2.4)	(2.0)	(4.9)	0.5	(3.7)	(2.0)	(2.0)	(7.2)
Corporate items	(28.1)	(20.9)	(38.2)	(28.5)	(115.7)	(19.2)	(22.0)	(20.9)	(23.1)	(85.2)
Operating profit - non-GAAP	20.8	24.0	20.8	58.6	124.2	40.6	30.6	37.0	48.6	156.8

Other items not allocated to segments(a)	(94.5)	(15.3)	40.4	(82.3)	(151.7)	(27.7)	(45.2)	(11.7)	(15.6)	(100.2)
Operating profit (loss) - GAAP	$(73.7)	8.7	61.2	(23.7)	(27.5)	$12.9	(14.6)	25.3	33.0	56.6

	Margin
	2014					2015
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year
Margin:
U.S.	0.7%	3.3	2.1	6.2	3.1	4.5%	3.5	0.8	(0.6)	2.1
France	5.1	3.7	12.6	9.1	7.6	3.9	6.2	12.4	9.5	8.0
Mexico	3.7	(0.9)	(0.4)	7.6	2.5	9.2	5.3	4.2	10.3	7.3
Brazil	11.2	5.9	5.0	15.8	9.4	8.3	3.1	5.8	18.2	8.8
Canada	5.2	5.3	8.7	9.3	7.1	4.4	6.1	9.5	8.0	7.0
Largest 5 Markets	4.4	3.2	5.3	8.9	5.5	5.8	4.6	5.4	6.9	5.7
Latin America	11.1	12.2	11.2	17.9	13.2	18.2	21.1	19.2	23.9	20.6
EMEA	6.7	8.7	11.1	11.1	9.4	7.1	8.1	8.4	8.6	8.0
Asia	15.8	15.0	17.1	18.1	16.5	16.8	15.3	17.9	22.8	18.2
Global Markets	9.4	10.8	12.0	14.5	11.7	12.7	14.1	14.0	17.0	14.5
Payment Services	3.6	(5.5)	(9.4)	(7.9)	(5.1)	2.2	(16.7)	(9.2)	(10.4)	(8.4)
Corporate items	(3.4)	(2.5)	(4.5)	(3.4)	(3.5)	(2.5)	(2.9)	(2.8)	(3.2)	(2.9)
Operating profit - non-GAAP	2.5	2.9	2.5	6.9	3.7	5.4	4.1	5.0	6.6	5.3

Other items not allocated to segments(a)	(10.3)	(1.9)	4.6	(9.6)	(4.5)	(3.7)	(6.0)	(1.7)	(2.3)	(3.5)
Operating profit (loss) -GAAP	(7.8)%	1.0	7.0	(2.7)	(0.8)	1.7%	(1.9)	3.3	4.3	1.8

(a)	See pages 13 and 14 for more information.

The Brink’s Company and subsidiaries
Other Items Not Allocated To Segments (Unaudited)
(In millions)

Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. A summary of the other items not allocated to segment results is below.

Other items not allocated to segments

	2014					2015
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year

Revenues:
Venezuela operations	$131.3	22.3	25.1	33.1	211.8	$20.5	12.2	19.3	32.5	84.5

Operating profit:
Venezuela operations	(88.9)	(7.9)	(2.3)	1.2	(97.9)	(17.9)	(39.1)	(0.8)	10.1	(47.7)
Reorganization and Restructuring	—	—	—	(21.8)	(21.8)	(1.5)	1.2	(2.9)	(12.1)	(15.3)
U.S. and Mexican retirement plans	(6.8)	(4.5)	(6.0)	(61.7)	(79.0)	(8.3)	(7.6)	(8.0)	(7.3)	(31.2)
Acquisitions and dispositions	1.2	1.3	46.9	—	49.4	—	0.3	—	(6.3)	(6.0)
Share-based compensation adj.	—	(4.2)	1.8	—	(2.4)	—	—	—	—	—
Operating profit	$(94.5)	(15.3)	40.4	(82.3)	(151.7)	$(27.7)	(45.2)	(11.7)	(15.6)	(100.2)

Venezuela operations We have excluded from our segment results all of our Venezuela operating results, including expenses related to currency devaluations ($34.3 million in 2015 and $142.7 million in 2014) and charges related to the impairment of property, plant and equipment ($35.3 million, majority of which was recognized in the second quarter of 2015), due to management’s inability to allocate, generate or redeploy resources in-country or globally.  In light of these unique circumstances, the Venezuela business is largely independent of the rest of our global operations.  As a result, the CODM, the Company’s Chief Executive Officer, assesses segment performance and makes resource decisions by segment excluding Venezuela operating results.  Additionally, management believes excluding Venezuela from segment results makes it possible to more effectively evaluate the company’s performance between periods.
Factors considered by management in excluding Venezuela results include:

•	Continued inability to repatriate cash to redeploy to other operations or dividend to shareholders

•	Highly inflationary environment

•	Fixed exchange rate policy

•	Continued currency devaluations and

•	Difficulty raising prices and controlling costs

Reorganization and Restructuring Brink’s reorganized and restructured its business in December 2014, eliminating the management roles and structures in its former Latin America and EMEA regions and implementing a plan to reduce the cost structure of various country operations by eliminating approximately 1,700 positions across its global workforce.  Severance costs of $21.8 million associated with these actions were recognized in 2014. An additional $1.9 million was recognized in 2015 related to the 2014 restructuring. Brink's initiated an additional restructuring of its business in the third quarter of 2015. We recognized $11.6 million in 2015 costs related to employee severance, contract terminations, and property impairment associated with the 2015 restructuring, which is expected to reduce the global workforce by an additional 1,000 to 1,200 positions and is projected to result in $25 to $35 million in 2016 cost savings. In addition, in 2015, we recognized $1.8 million in charges related to executive leadership and Board of Directors restructuring actions, which were announced in January 2016. We expect to recognize between $5 and $10 million of additional restructuring costs in 2016. These amounts have not been allocated to segment results.
U.S. and Mexican retirement plans Costs related to our frozen U.S. retirement plans have not been allocated to segment results. Brink’s primary U.S. pension plan settled a portion of its obligation in the fourth quarter of 2014 under a lump sum buy-out offer. Approximately 4,300 terminated participants were paid about $150 million of plan assets under this offer in lieu of receiving their pension benefit. A $56 million settlement loss was recognized as a result of the settlement. Employee termination costs in Mexico are accounted for as retirement benefits under FASB ASC Topic 715, Compensation — Retirement Benefits. Settlement charges ($4.6 million in 2015 and $5.9 million in 2014) related to these termination benefits in Mexico have not been allocated to segment results.

Acquisitions and dispositions Gains and losses related to acquisitions and dispositions that have not been allocated to segment results are described below:

•
Brink’s sold an equity investment in a CIT business in Peru and recognized a $44.3 million gain in the third quarter of 2014. The gain on the sale and the equity earnings have not been allocated to segment results.

•	A favorable adjustment to the 2010 business acquisition gain for Mexico ($0.7 million in the third quarter of 2014) is not allocated to segment results.

•	A favorable adjustment to the purchase price of a third quarter 2014 business acquisition in EMEA ($0.3 million in the second quarter of 2015) is not allocated to segment results.

•	Brink's sold its 70% interest in a cash management business in Russia in the fourth quarter of 2015 and recognized a $5.9 million loss on the sale.

•
Brink's recognized $0.4 million in pretax charges in the fourth quarter of 2015 related to a real estate transaction in Mexico. The transaction did not qualify for sale-leaseback accounting under U.S. GAAP rules due to continuing involvement with the property. A financing liability of $14 million was recognized for the cash proceeds received in the transaction. When the continuing involvement conditions expire, a gain will be recognized, equal to the difference between the financing liability and the remaining net book value of the property.

Share-based compensation adjustment Accounting adjustments related to share-based compensation have not been allocated to segment results ($4.2 million expense in the second quarter of 2014 and a $1.8 million benefit in the third quarter of 2014).  The accounting adjustments revised the accounting for certain share-based awards from fixed to variable fair value accounting. As of July 11, 2014, all outstanding equity awards had met the conditions for a grant date as defined in ASC Topic 718 and have since been accounted for as fixed share-based compensation expense.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited)
(In millions, except for percentages and per share amounts)

Non-GAAP results described in this press release are financial measures that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The purpose of the Non-GAAP results is to report financial information excluding income and expenses that have not been allocated to segments (except for Corporate expenses which include salaries and other costs to manage the global business and to perform activities required by public companies). Non-GAAP results also adjust the quarterly Non-GAAP tax rates so that the Non-GAAP tax rate in each of the quarters is equal to the full-year Non-GAAP tax rate. The full-year Non-GAAP tax rate in both years excludes certain pretax and tax income and expense amounts. Amounts reported for prior periods have been updated in this report to present information consistently for all periods presented.

Our Non-GAAP results now exclude Venezuela operations due to our inability to repatriate cash, the hyper inflationary economy, fixed exchange rate policy, continued currency devaluations, and our difficulty raising prices and controlling costs. Management believes excluding Venezuela operating results enables investors to more effectively evaluate the Company’s performance between periods.

The annual consolidated Non-GAAP outlook amounts for 2016 on page 9 are not reconciled to GAAP because we are unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable effort.

The Non-GAAP information provides information to assist comparability and estimates of future performance. Brink’s believes these measures are helpful in assessing ongoing operations and estimating future results and enable period-to-period comparability of financial performance. Non-GAAP results should not be considered as an alternative to revenue, income or earnings per share amounts determined in accordance with GAAP and should be read in conjunction with their GAAP counterparts.

Non-GAAP Results Reconciled to GAAP

	2014			2015
	Pre-tax	Tax	Effective tax rate	Pre-tax	Tax	Effective tax rate
Effective Income Tax Rate
Non-GAAP	$102.7	46.9	45.7%	$141.3	52.3	37.0%
Other items not allocated to segments(b)	(151.7)	(10.2)	(120.6)%	(100.2)	14.2	124.8%
GAAP	$(49.0)	36.7	(74.9)%	$41.1	66.5	161.8%

	2015
	4Q	Full Year
EPS:
Constant currency basis - Non-GAAP	$0.75	2.33
Effect of changes in currency exchange rates(a)	(0.20)	(0.64)
Non-GAAP	0.55	1.69
Other items not allocated to segments(b)	(0.77)	(1.87)
Income tax rate adjustment(c)	0.15	—
GAAP	$(0.07)	(0.19)

Amounts may not add due to rounding.

(a)
See footnote (b) on page 4 for currency definition and calculation between periods. For Non-GAAP EPS on a constant currency basis, EPS is calculated for the most recent period at the prior period's foreign currency rates to eliminate the currency impact on EPS.

(b)
See “Other Items Not Allocated To Segments” on pages 13-14 for pretax amounts and details. Other Items Not Allocated To Segments for noncontrolling interests, income from continuing operations attributable to Brink's and EPS are the effects of the same items at their respective line items of the consolidated statements of income (loss).

(c)
Non-GAAP income from continuing operations and non-GAAP EPS have been adjusted to reflect an effective income tax rate in each interim period equal to the full-year non-GAAP effective income tax rate. The full-year non-GAAP effective tax rate was 37.0% for 2015 and 45.7% for 2014.

The Brink’s Company and subsidiaries
Non-GAAP Results Reconciled to GAAP (Unaudited)
(In millions, except for percentages and per share amounts)

Non-GAAP and Non-GAAP reconciled to GAAP

	2014					2015
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year

Revenues:
Non-GAAP	$818.3	836.7	847.4	848.1	3,350.5	$755.6	748.1	739.9	733.3	2,976.9
Other items not allocated to segments(b)	131.3	22.3	25.1	33.1	211.8	20.5	12.2	19.3	32.5	84.5
GAAP	$949.6	859.0	872.5	881.2	3,562.3	$776.1	760.3	759.2	765.8	3,061.4

Operating profit (loss):
Non-GAAP	$20.8	24.0	20.8	58.6	124.2	$40.6	30.6	37.0	48.6	156.8
Other items not allocated to segments(b)	(94.5)	(15.3)	40.4	(82.3)	(151.7)	(27.7)	(45.2)	(11.7)	(15.6)	(100.2)
GAAP	$(73.7)	8.7	61.2	(23.7)	(27.5)	$12.9	(14.6)	25.3	33.0	56.6

Taxes:
Non-GAAP	$6.9	8.5	6.7	24.8	46.9	$13.4	9.7	12.2	17.0	52.3
Other items not allocated to segments(b)	(3.3)	(1.3)	21.5	(27.1)	(10.2)	(3.9)	—	(1.5)	19.6	14.2
Income tax rate adjustment(c)	5.1	(3.1)	(1.4)	(0.6)	—	6.0	(2.1)	3.4	(7.3)	—
GAAP	$8.7	4.1	26.8	(2.9)	36.7	$15.5	7.6	14.1	29.3	66.5

Noncontrolling interests:
Non-GAAP	$0.8	2.1	2.2	1.3	6.4	$0.8	1.8	0.8	1.5	4.9
Other items not allocated to segments(b)	(31.3)	(3.7)	(1.6)	(0.7)	(37.3)	(6.2)	(16.5)	(1.4)	2.9	(21.2)
Income tax rate adjustment(c)	1.3	—	(1.2)	(0.1)	—	(1.1)	1.2	0.2	(0.3)	—
GAAP	$(29.2)	(1.6)	(0.6)	0.5	(30.9)	$(6.5)	(13.5)	(0.4)	4.1	(16.3)

Income from continuing operations attributable to Brink's:
Non-GAAP	$7.3	8.1	5.7	28.3	49.4	$21.9	14.8	20.1	27.4	84.2
Other items not allocated to segments(b)	(59.9)	(10.3)	20.5	(54.5)	(104.2)	(17.6)	(28.7)	(8.8)	(38.2)	(93.3)
Income tax rate adjustment(c)	(6.4)	3.1	2.6	0.7	—	(4.9)	0.9	(3.6)	7.6	—
GAAP	$(59.0)	0.9	28.8	(25.5)	(54.8)	$(0.6)	(13.0)	7.7	(3.2)	(9.1)

EPS:
Non-GAAP	$0.15	0.16	0.12	0.58	1.01	$0.44	0.30	0.40	0.55	1.69
Other items not allocated to segments(b)	(1.23)	(0.21)	0.41	(1.12)	(2.12)	(0.36)	(0.58)	(0.18)	(0.77)	(1.87)
Income tax rate adjustment(c)	(0.13)	0.06	0.05	0.01	—	(0.10)	0.02	(0.07)	0.15	—
GAAP	$(1.21)	0.02	0.58	(0.52)	(1.12)	$(0.01)	(0.26)	0.16	(0.07)	(0.19)

Non-GAAP margin	2.5%	2.9%	2.5%	6.9%	3.7%	5.4%	4.1%	5.0%	6.6%	5.3%

Amounts may not add due to rounding.

See page 15 for footnote explanations.